CERTIFICATE OF OFFICER
OF
 LNR PARTNERS, INC

Pooling and Servicing Agreement dated as of February 1, 2005 (the "Agreement"), by and among GE Capital Commercial Mortgage Corporation, as Depositor,
GEMSA Loan Services, L.P., as Servicer, LaSalle Bank, N.A., as Trustee,
ABN AMRO Bank N.V., as Fiscal Agent,
and LNR Partners, Inc., as Special Servicer
(GECCMC 2005-C1)

The undersigned, Susan K. Chapman, as Vice President of LNR Partners, Inc., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2005 and of its performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has maintained an effective internal control system relating to its servicing of the Mortgage Loans and Serviced Whole Loans and it has fulfilled all of its obligations under the Agreement in all material respects throughout such period ended December 31, 2005 (iii) the Company has not received notice regarding qualification, or challenging the status, of the Lower-Tier REMIC or Upper-Tier REMIC as a REMIC or the Grantor Trust as a "grantor trust" from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2006.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President
LNR Partners, Inc.